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                                  Exhibit 10.11

                                  Amendment to
                    1995 Non-Employee Directors Warrant Plan

        Pursuant to Section 2B of the Center Banks Incorporated 1995 Non-Employee Directors Warrant Plan ("the Plan") and resolutions of the Board of Directors of Skaneateles Bancorp, Inc. (the "Company") adopted on October 28, 1997 authorizing an anti-dilution adjustment to the Plan in connection with a split-up of the Company's common stock, par value $.01 per share (the "Common Stock"), to be paid to shareholders of record as of November 12, 1997 (the "Effective Date") in the form of the dividend of one share of Common Stock for each two shares held, Section 3A of the Plan is hereby amended as of the Effective Date to read in its entirety as follows:

               3.  Shares Available

               A.     Number of Shares Available.

               The total number of Shares that may be issued pursuant to Warrants granted hereunder shall not exceed 112,500. Shares subject to Warrants granted hereunder may be authorized but unissued shares, treasury shares, shares purchased on the open market or shares issued pursuant to a rights offering or dividends. If any Warrant is surrendered before exercise, or lapses without exercise, or for any other reason ceases to be exercisable, in whole or in part, the Shares reserved for the unexercised portion thereof shall continue to be available for the grant of Warrants hereunder.

        IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of the 28 day of October, 1997.


                                   SKANEATELES BANCORP, INC.




                                   By: /s/ John P. Driscoll
                                       --------------------
                                        John P. Driscoll
                                        Chairman of the Board, President and CEO




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